Exhibit 99.1

7-ELEVEN, INC. ANNOUNCES RESULTS FOR 2005 THIRD QUARTER;

MERCHANDISE SALES GROW 6.7%;

COMPANY RAISES 2005 CORE EARNINGS GUIDANCE

Third Quarter 2005 Highlights:

•	Grew core earnings by 53.3 percent to $66.3 million, or $0.52 per diluted share, compared to $43.2 million, or $0.35 per diluted share, in third quarter 2004

•	Increased total revenue $556.3 million, or 17.2 percent, to $3.8 billion

•	Increased total merchandise sales by $142.4 million, or 6.7 percent, to $2.3 billion

•	Produced a 4.9 percent increase in U.S. same-store merchandise sales, on top of a 4.2 percent increase in third quarter 2004

•	Improved merchandise gross profit 6.5 percent to $817.0 million

•	Achieved record quarterly gasoline gross profit of $120.8 million with a gasoline margin of 20.8 cents-per-gallon

•	Reached global 7-Eleven store count of approximately 29,000 stores

•	Raising 2005 core earnings guidance to a range of $1.30 to $1.33 per diluted share from previous guidance of $1.12 to $1.16 per diluted share

DALLAS, October 25, 2005—7-Eleven, Inc. (NYSE: SE), today reported that core earnings, which exclude non-operating items, grew 53.3 percent to $66.3 million, or $0.52 per diluted share, for the quarter ended September 30, 2005. This compares to core earnings of $43.2 million, or $0.35 per diluted share, for the third quarter of 2004. Net earnings for the third quarter of 2005 were $68.3 million, or $0.53 per diluted share, compared to $44.2 million, or $0.36 per diluted share a year ago.

EARNINGS SUMMARY (Unaudited)

($ in millions)

	Three Months Ended September 30,
	2004 Restated[1]	2005
Net Earnings	$44.2	$68.3
Adjustments (Net of Tax):

Non-Operating Items:
• Currency Conversion Gain	(1.1)	(1.5)
• Gain Amortization on Sale of Cityplace and Other Items	(0.9)	(0.4)
• Loss (Gain) from Discontinued Operations	1.0	(0.1)

Core Earnings	$43.2	$66.3

1.	In December 2004, 7-Eleven revised its accounting for depreciation of leasehold improvements and restated prior years to adjust the amortization expense of certain of its leasehold improvements to the shorter of the economic useful life or the lease term as defined by SFAS No. 13, “Accounting For Leases.” Prior years were restated to be consistent with the revised accounting for depreciation of leasehold improvements.

Review of Third Quarter 2005 Core Earnings

Total revenue for the third quarter was $3.8 billion, an increase of 17.2 percent. This increase was driven by a 37.5 percent increase in gasoline revenue and a 6.7 percent increase in merchandise sales. Total merchandise sales increased to $2.3 billion, driven by a 4.9 percent increase in U.S. same-store merchandise sales. Categories that contributed to the merchandise sales increase for the quarter included fresh food, hot and cold beverages, cigarettes and services.

“7-Eleven’s ability to adapt to changing consumer needs has contributed to 36 consecutive quarters of increased U.S. same-store merchandise sales,” said Jim Keyes, 7-Eleven, Inc.’s president and chief executive officer. “This sustained merchandise sales record demonstrates the effectiveness of our Retailer Initiative merchandising strategy,” Keyes said.

For the third quarter, merchandise gross profit grew 6.5 percent to $817.0 million. Merchandise gross profit margin decreased by 8 basis points to 36.15 percent compared to the prior-year quarter. This decrease was primarily due to changes in mix.

Total gasoline gallons sold for the third quarter rose to 582.0 million, with average gallons sold per store growing 0.9 percent. Gasoline gross profit was a record $120.8 million, an increase of 46.3 percent over the third quarter of 2004. Expressed as cents-per-gallon, the company earned a gasoline margin of 20.8 cents in the third quarter of 2005, versus 14.4 cents in the same quarter a year ago. “During a period of extreme volatility in wholesale gasoline costs, we produced gallon growth as well as record gasoline gross profit and cent-per-gallon margins by proactively managing our retail prices throughout our system,” Keyes said.

Operating, selling, general and administrative (OSG&A) expenses rose 6.5 percent to $844.3 million in the third quarter of 2005. Expressed as a percent of total revenue, OSG&A was 22.2 percent, compared to 24.5 percent in the prior-year third quarter. After normalizing for the higher gasoline revenue due to the 68 cent-per-gallon increase in gasoline retail prices year over year, OSG&A for the third quarter of 2005 as a percent of total revenue would have been 24.8 percent compared to 24.5 percent for the prior-year quarter.

Summary of Third Quarter 2005 Non-Operating Items

The company reported an after-tax, non-cash currency conversion gain of $1.5 million for the third quarter of 2005.

During the second quarter of 2004, the company completed the sale of its headquarters which resulted in a deferred gain that is being recognized over three years. Third quarter 2005 results include an after-tax gain of approximately $0.9 million related to the amortization of the deferred gain.

The company closed nine stores during the third quarter of 2005, and reclassified the prior periods for the after-tax results of stores closed during the third quarter to Discontinued Operations.

Capital Expenditures

During the third quarter of 2005, 7-Eleven invested approximately $75.2 million in capital expenditures. The company anticipates that capital expenditures for 2005 will be in the range of $390 to $430 million, and expects to open around 90 to 95 stores during 2005.

7-Eleven Stores

As of September 30, 2005, the company and its franchisees operated 5,818 stores in the United States and Canada, with the global 7-ELEVEN® store count reaching 28,993 stores.

2005 Outlook

The company is raising its core earnings guidance for 2005 to a range of $1.30 to $1.33 per diluted share. This compares to previous core earnings guidance of $1.12 to $1.16 per diluted share. The increase in core earnings guidance is due to unusually high gasoline cent-per-gallon margins in September and October. Current gasoline margins have significantly increased in a particularly volatile gasoline market. Management expects market conditions to stabilize during the quarter and the company’s gasoline margins to return to historical levels of 13 to 15 cents per gallon over the long term.

Core Earnings Guidance

The company believes that core earnings, which exclude non-operating items, are more indicative of the company’s operating performance than net earnings. Certain items that impact net earnings, such as a gain or loss on foreign currency conversion, are difficult to forecast. Therefore, the company provides guidance based on core earnings.

U.S. Same-Store Merchandise Sales Calculation

When determining the same-store merchandise sales calculation, the company includes the merchandise sales of both its U.S. company-owned and franchise-operated stores if they were operating for all days of the periods being compared. New stores, relocated stores or rebuilt stores are not included in the same-store sales calculation until they have recorded merchandise sales for all days of the periods being compared.

Tender Offer

7-Eleven is the subject of an unsolicited tender offer commenced by Seven-Eleven Japan Co., Ltd. 7-Eleven has established a special committee of independent directors to review the tender offer. The special committee recommends that 7-Eleven shareholders read the special committee’s solicitation/recommendation statement, as amended, regarding the tender offer. Shareholders may obtain a free copy of the solicitation/recommendation statement, which has been filed by 7-Eleven with the Securities and Exchange Commission, at the SEC’s Web site at www.sec.gov.

About 7-Eleven, Inc.

7-Eleven, Inc. is the premier name and largest chain in the convenience retailing industry. Headquartered in Dallas, Texas, 7-Eleven, Inc. operates or franchises approximately 5,800 7-Eleven® stores in the United States and Canada and licenses approximately 23,200 7-Eleven stores in 17 countries and U.S. territories throughout the world. During 2004, 7-Eleven stores worldwide generated total sales of approximately $41 billion. Find out more online at www.7-Eleven.com.

This release includes certain statements that are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not a statement of historical fact should be deemed to be a forward-looking statement. Because these forward-looking statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of their likely impact; (ii) the publicly available information with respect to those factors on which our business analysis is based is complete or accurate; (iii) our analysis is correct; or (iv) our strategy, which is based in part on this analysis, will be successful. Additional information about these risks and uncertainties and other matters can be found in the company’s annual report on Form 10-K for the year ended Dec.31, 2004, and in its periodic reports on Form 10-Q and current reports on Form 8-K.

Contact Information:

Carole Davidson, CFA	Margaret Chabris
Vice President, Investor Relations	Media Relations
(214) 828-7021	(214) 828-7345

7-ELEVEN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (1)

(Shares and dollars in thousands, except per-share data)

(UNAUDITED)

	Three Months Ended September 30		Year To Date Ended September 30
	2004	2005	2004	2005
	Restated		Restated
Revenues:
Merchandise sales	$2,117,724	$2,260,137	$5,918,807	$6,281,678
Gasoline sales	1,095,125	1,506,197	3,103,896	3,824,479

Net sales	3,212,849	3,766,334	9,022,703	10,106,157
Other income	29,377	32,233	93,315	89,867

Total revenues	3,242,226	3,798,567	9,116,018	10,196,024

Costs and expenses:
Merchandise cost of goods sold	1,350,465	1,443,139	3,803,090	4,016,214
Gasoline cost of goods sold	1,012,574	1,385,426	2,858,804	3,544,581

Total cost of goods sold	2,363,039	2,828,565	6,661,894	7,560,795
Operating, selling, g&a expenses (2)	792,750	844,265	2,239,034	2,353,897
Interest expense, net	14,781	14,256	50,725	42,776

Total costs and expenses (2)	3,170,570	3,687,086	8,951,653	9,957,468

Earnings from continuing operations before income tax and cumulative effect of accounting change (2)	71,656	111,481	164,365	238,556
Income tax expense (2)	26,474	43,254	61,702	92,560

Earnings from continuing operations before cumulative effect of accounting change (2)	45,182	68,227	102,663	145,996

Earnings (loss) on discontinued operations (net of tax benefit (expense) of $675, $(66), $1,485, and $(278))	(1,000)	104	(2,323)	439

Cumulative effect of accounting change (net of tax benefit of $3,284)	—	—	(5,137)	—

Net earnings (2)	$44,182	$68,331	$95,203	$146,435

Net earnings per common share (2):
Basic
Earnings from continuing operations before cumulative effect of accounting change	$.40	$.59	$.92	$1.28
Earnings (loss) on discontinued operations	(.01)	.00	(.02)	.00
Cumulative effect of accounting change	—	—	(.05)	—

Net earnings	$.39	$.59	$.85	$1.28

Diluted
Earnings from continuing operations before cumulative effect of accounting change	$.37	$.53	$.84	$1.16
Earnings (loss) on discontinued operations	(.01)	.00	(.02)	.00
Cumulative effect of accounting change	—	—	(.04)	—

Net earnings	$.36	$.53	$.78	$1.16

Weighted average shares:
Basic	112,472	115,501	112,113	114,799
Diluted	130,016	132,177	129,423	131,429

Operating stores at end of period			5,788	5,818

(1)	Prior-year amounts have been reclassified to conform to the current year presentation.
(2)	Prior-year earnings were restated in connection with December 31, 2004, year-end reporting to recognize a consistent lease term when calculating depreciation of long-lived assets on leased properties.

FINANCIAL HIGHLIGHTS (1)

	Three Months Ended				Nine Months Ended
($ millions - except per share data)	09/30/04	09/30/05	% or Unit Change		09/30/04	09/30/05	% or Unit Change
	Restated				Restated
Earnings
Core Earnings (2)	$43.2	$66.3			$104.1	$136.7
Conversion Gain	1.1	1.5			1.6	7.2
Cityplace Gain Amortization and Other	0.9	0.4			(3.1)	2.1
Discontinued Operations	(1.0)	0.1			(2.3)	0.4
Accounting Change (3)	—	—			(5.1)	—

Net Earnings as Reported (2)	$44.2	$68.3			$95.2	$146.4

Net earnings per diluted share
Core Earnings (2)	$.35	$.52			$.85	$1.09
Conversion Gain	.01	.01			.01	.05
Cityplace Gain Amortization and Other	.01	.00			(.02)	.02
Discontinued Operations	(.01)	.00			(.02)	.00
Accounting Change (3)	—	—			(.04)	—

Net Earnings as Reported (2)	$.36	$.53			$.78	$1.16
Weighted Average Shares Outstanding (basic in 000's)	112,472	115,501			112,113	114,799
Weighted Average Shares Outstanding (diluted in 000's)	130,016	132,177			129,423	131,429
EBITDA (2)(4)	$168.7	$210.8	$42.1		$460.3	$535.7	$75.4

Interest Coverage Ratio (5)					7.65	10.85

Key Data (6)
Total Revenue	$3,242.2	$3,798.6	17.2%		$9,116.0	$10,196.0	11.8%

Merchandise Sales	$2,117.7	$2,260.1	6.7%		$5,918.8	$6,281.7	6.1%
U.S. Same-Store Sales Increase	4.2%	4.9%			5.7%	4.9%
Merchandise Gross Profit	$767.3	$817.0	$49.7		$2,115.7	$2,265.5	$149.8
Merchandise GP Margin	36.23%	36.15%	(8	)bp	35.75%	36.06%	31	bp

Gasoline Sales	$1,095.1	$1,506.2	37.5%		$3,103.9	$3,824.5	23.2%
Gasoline Gallons	573.8	582.0	1.4%		1,674.2	1,685.7	0.7%
Gasoline Gross Profit	$82.6	$120.8	46.3%		$245.1	$279.9	14.2%
Gasoline CPG	14.4	20.8	6.4		14.6	16.6	2.0
Gasoline GP Margin	7.54%	8.02%	48	bp	7.90%	7.32%	(58	) bp

Average Per Store Day Data Percent Incr/(Decr) (6)
Merchandise GP Growth per store	6.3%	5.3%	(1.0)		7.0%	6.3%	(0.7)
Gasoline Gallons Sold	3.9%	0.9%	(3.0)		5.0%	0.6%	(4.4)
Gasoline GP Dollars	(9.3)%	45.6%	54.9		(3.1)%	14.1%	17.2
Total GP Dollars	2.7%	13.5%	10.8		4.7%	8.0%	3.3

Total Stores (end of period)
U.S. and Canada					5,788	5,818	30
Gasoline Stores					2,436	2,433	(3)
Worldwide					26,980	28,993	2,013

Balance Sheet Items (end of period)
Debt					$1,027.2	$821.0
Convertible Quarterly Income Debt Securities					$300.0	$300.0
Stockholders' Equity (2)					$444.8	$668.3

(1)	Prior-period amounts have been reclassified to conform to the current year presentation.
(2)	Prior-period earnings were restated in connection with December 31, 2004, year-end reporting to recognize a consistent lease term when calculating depreciation of long-lived assets on leased properties.
(3)	Year-to-date 2004 reported net earnings includes the one-time cumulative effect charge of $(5.1) million, or $(0.04) per diluted share in connection with the adoption of FIN 46R in 2004 which relates to variable interest entities.
(4)	EBITDA defined as earnings before net interest expense, income taxes (benefit), depreciation and amortization and cumulative effect of accounting changes.
(5)	Interest coverage ratio is based on EBITDA divided by Interest Expense for the trailing 12 months ended September 2004 and 2005, respectively.
(6)	Total sales of merchandise and gasoline for the nine months ending September 2004 benefited approximately 0.4 percent from the extra day due to leap year. The U.S. same-store sales increase and the average-per-store-day percent changes are calculated on an average- per-store-day basis and are unaffected by the extra day.